Exhibit 10.1

FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment to the Amended and Restated Employment Agreement (the “First Amendment”) is made this 22nd day of December, 2005 by and between Pathmark Stores, Inc. (the “Company”) and Frank G. Vitrano (the “Executive”) in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, the Company and Executive have entered into an Amended and Restated Employment Agreement dated November 20, 2002 (the “Employment Agreement”).

WHEREAS, the Company and Executive have agreed to amend certain provisions of the Employment Agreement as set forth herein.

NOW THEREFORE, it is hereby agreed as follows:

1.	Definitions. All capitalized terms used herein and otherwise defined shall have the same meaning herein as in the Employment Agreement.

2.	Amendment to Section 2. The provisions of Section 2 of the Employment Agreement are hereby amended as follows:

By deleting the first sentence of said Section 2 in its entirety and substituting the following in its stead:

“During the Term, you shall be employed as Co-President and Chief Financial Officer of the Company, and your duties and responsibilities to the Company shall be consistent in all respects with such position.”

3.	Amendments to Section 3. The provisions of Section 3 of the Employment Agreement are hereby amended as follows:

(a)	by deleting subsection (b) of Section 3 of the Employment Agreement in its entirety and substituting the following in its stead:

“(b) Annual Bonus. During the Term, you shall be eligible to earn an annual bonus (“Annual Bonus”) pursuant to the Company’s Executive Incentive Plan. For each full fiscal year of the Company during the Term your target Annual Bonus shall equal 100% of your actual Annual Salary earned during the applicable fiscal year. Annual Bonus targets and adjustments for performance above and below the target will be reasonably set by the Board in good faith after consultation with the Chief Executive Officer, such matrix to provide that the Annual Bonus will increase above the target of 100% for performance above target. Your target Annual Bonus for each partial fiscal year during the Term shall be prorated based on the number of days in such fiscal year occurring during the Term (including any partial fiscal year ending at the expiration of the Term due to a non-renewal by either party, in which case the Annual Bonus shall be calculated based on performance through the Date of Termination). The Annual Bonus for each year, if earned, shall be paid to you in cash within 75 days of the end of the applicable fiscal year.”

(b)	By deleting subsection (c) of Section 3 of the Employment Agreement in its entirety and substituting the following in its stead:

“(c) Equity Awards. The Company shall grant you the following equity awards (the ‘Equity Awards’):

“(i) On December 22, 2005 (the “Grant Date”), an award of stock options under the 2000 Employee Equity Plan (the “Plan”) to purchase 600,000 shares of the Company’s Common Stock (“Common Stock”) at an exercise price equal to the Fair Market Value of such Common Stock on the Grant Date, pursuant to the terms of an award agreement in the form of Attachment A.; and

(ii) On the Grant Date, an award under the Plan of 100,000 restricted shares of Common Stock, pursuant to the terms of an award agreement in the form of Attachment B.”

(c)	By adding a new subsection (f) of Section 3 of the Employment Agreement as follows:

“(f) Indemnification. The Company shall (i) indemnify, defend and hold you harmless, to the full extent permitted under applicable law, for, from and against any and all losses, claims, costs, expenses, damages, liabilities or actions (including security holder actions) related to or arising out of your employment with and service as an officer of the Company and/or its subsidiaries (including with respect to the appointment of officers and other employees), and (ii) pay as incurred all reasonable costs, expenses and attorneys’ fees incurred by you in connection with or relating to the defense of any such losses, claims, costs, expenses, damages, liabilities or actions or the enforcement of any indemnification right hereunder. You shall be entitled to coverage under any director and officer liability insurance policies of the Company to the extent of any other officer of the Company.”

4.	Amendments to Section 4. The provisions of Section 4 of the Employment Agreement are hereby amended as follows:

(a)	By deleting romanette (ii) of subsection (a) of Section 4 of the Employment Agreement in its entirety and substituting the following in its stead:

“(ii) subject to your execution of a general release of claims against the Company in the form of Attachment C, an amount (the “Severance Amount”) equal to (A) two times the sum of your Salary plus your target Annual Bonus on the Date of Termination, plus (B) a pro rata portion of your target Annual Bonus for the applicable year (assuming for this purpose that you have met all the necessary performance targets for such year at 100% of the performance target) based upon the number of days occurring in such year through and including the Date of Termination.

The Severance Amount shall be payable in cash in 24 equal monthly installments commencing on the date 30 days after the Date of Termination (such 24-month period being referred to as the “Severance Period”); provided that, to the extent required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to avoid the imposition of additional tax under that section to you, any payment of the Severance Amount shall commence on the six-month anniversary of your separation from service with the Company (or, if earlier, the date of your death) and continue in equal monthly installments over the remainder of the Severance Period; provided further that, to the extent permitted under Section 409A of the Code without the imposition of additional tax under that section to you, the Severance Amount shall be paid (A) in an immediate lump-sum in the event such Involuntary Termination occurs on or after a Change in Control or (B) in an immediate lump sum at the time of a Change in Control (less any amounts previously paid to you) in the event that your Involuntary Termination occurs within six months prior to a Change in Control. The Company agrees that, in the event that your employment with the Company terminates as a result of the Company’s delivering a notice of non-renewal in accordance with Section 1 above within six months prior to a Change in Control, such termination will be treated as an Involuntary Termination for purposes of this Section 4(a).”

(b)	(1) By deleting clause (D) in the definition of “Good Reason” in romanette (iii) of subsection (g) of Section 4 of the Employment Agreement in its entirety and substituting the following in its stead:

“(D) any failure by the Company to maintain your principal place of employment and the executive offices of the Company in the Carteret, New Jersey area”.

(2) By adding the following at the end of clause (E) in the definition of “Good Reason” in romanette (iii) of subsection (g) of Section 4 of the Employment Agreement:

“or your failure at any time to report directly to the Chief Executive Officer, it being understood that this clause (E) will not be triggered should the Company replace the Executive as Chief Financial Officer so long as the Chief Financial Officer reports directly to the Executive.”

(c)	By adding the following new definitions to subsection (g) of Section 4 of the Employment Agreement:

“(v)	‘Business’ shall mean the retail or wholesale grocery business.

(vi)	‘Change in Control’ shall mean:

(A)  the individuals who, as of the date of the First Amendment, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of the members of the Board as of the date of the First Amendment or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any Person (as defined below) other than the Board), cease for any reason to constitute at least a majority of the Board;

(B)  the acquisition of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’), of 35% or more of the Common Stock then outstanding, by any person, entity or group (a ‘Person’), within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than (1) the Company or any of its subsidiaries, (2) an employee benefit plan of the Company or trustee or other fiduciary holding securities under an employee benefit plan of the Company or person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) an entity owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of Common Stock or (5) Yucaipa; provided, however, that a reverse subsidiary merger or similar transaction shall not be a Change in Control under this Section 5(g)(vi)(B) if it would not otherwise be a Change in Control under Section 5(g)(vi)(C) below; or

(C)  the consummation in one or a series of transactions, or the approval of the Company’s stockholders in the case of clause (1), of either (1) a plan of complete liquidation or dissolution of the Company or (2) a merger, amalgamation or consolidation of the Company with any Person, the issuance of voting securities of the Company or any subsidiary in connection with a merger, consolidation or recapitalization of the Company or a subsidiary, the sale or other disposition of all or substantially all of the assets of the Company to any Person or the acquisition of assets of any Person or other business combination or transaction (each, a ‘Business Combination’), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of Common Stock and 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the assets of the Company and its subsidiaries either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock.

Notwithstanding the foregoing, in no event shall a Change in Control result from (I) any increase in Yucaipa’s beneficial ownership of equity of the Company or (II) the acquisition by Yucaipa of all or substantially all of the business or assets of the Company.

(vii) ‘Excluded Location’ means a 25-mile radius of any location where the Company operates its business.

(viii) ‘Fair Market Value’ means Fair Market Value as defined in the Plan as on the date of the First Amendment .

(ix)‘Yucaipa’ means The Yucaipa Companies, LLC, and each Person or entity controlled by, controlling or under common control with The Yucaipa Companies, LLC, including, without limitation, investment funds or other investment entities.”

(b)	By adding a new subsection (h) to Section 4 of the Employment Agreement as follows:

“(h) Treatment of Equity Awards. The treatment of your Equity Awards in connection with the termination of your employment with the Company shall be as set forth in the award agreements described in Section 3(c) above.”

5.	Amendments to Section 5. The provisions of Section 5 of the Employment Agreement are hereby amended as follows:

By deleting subsection (a) of Section 5 of the Employment Agreement in its entirety and substituting the following in its stead:

“(a) No Competing Employment. During the period beginning on the Effective Date and ending on the later of (i) the last day of the Term, or (ii) to the extent you are being paid Severance Amounts, the last day of the Severance Period (the “Restricted Period”), you shall not, without the prior written consent of the Company, directly or indirectly, whether as owner, consultant, employee, partner, venturer, or agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise (except ownership of less than 5% of the number of shares outstanding of any securities which are publicly traded), (i) compete in any Excluded Location with the Business or (ii) provide services to, whether as an employee or consultant, own, manage, operate, control, participate in or be connected with (as a stockholder, partner, or any similar ownership interest) any corporation, firm, partnership, joint venture, sole proprietorship or other entity that competes with the Business in any Excluded Location, except for the aforementioned 5% ownership of publicly traded securities. Notwithstanding the foregoing provisions of this Section 6(a), (i) an entity will be treated as competing with the Business in an Excluded Location only if such entity operates (A) a store that is typically considered to be a “supermarket” or “supercenter” or (B) a “wholesale grocery business” (as such terms are reasonably and customarily understood in the Business) in such Excluded Location; and (ii) you will not be in violation of this Section 6(a) if you are employed by or providing services to a regional chain of stores that is affiliated with another entity that competes with the Business in an Excluded Location, so long as (A) such regional chain does not compete with the Business in any Excluded Location and (B) you do not render services in any capacity to such other entity other than the services rendered to such regional chain.”

6.	Amendments to Section 9. The provisions of Section 9 of the Employment Agreement are hereby amended as follows:

By adding a new subsection (h) of Section 9 of the Employment Agreement as follows:

“(h) Section 409A. The provisions of this Employment Agreement are intended to satisfy the applicable requirements of Section 409A and shall be performed and interpreted consistent with such intent. If any provision of this Agreement does not satisfy such requirements or could otherwise cause you to be subject to the interest and penalties under Section 409A, you and the Company agree to negotiate in good faith an appropriate modification to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A (or causing the imposition of additional tax on you under Section 409A).”

7.	Except as provided herein, all terms and conditions of the Employment Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed on the date first above written.

PATHMARK STORES, INC.

By: /s/ John T. Standley
John T. Standley
Chief Executive Officer

/s/ Frank G. Vitrano
Frank G. Vitrano

ATTACHMENT A

Pathmark Stores, Inc.
200 Milik Street
Carteret, New Jersey 07008

December 22, 2005

Mr. Frank Vitrano
2 Thatchwood Court
North Brunswick, NJ 08902

Award Agreement

Dear Mr. Vitrano:

          Pursuant to and subject to the terms and conditions set forth in this award agreement (“Award Agreement”), Pathmark Stores, Inc. (the “Company”) hereby grants you, effective as of the date hereof (the “Grant Date”), a stock option (“Stock Option”) under its 2000 Employee Equity Plan (the “Plan”) to purchase the number of shares of Common Stock set forth below. Terms not defined in this Award Agreement, but defined in the Amended and Restated Employment Agreement dated November 20, 2002, as amended by the First Amendment to said Amended and Restated Employment Agreement dated December 22, 2005 between you and the Company (the “Employment Agreement”), shall have the meaning set forth in the Employment Agreement.

     1. Stock Option. Your Stock Option shall entitle you to purchase an aggregate of 600,000 shares of Common Stock (“Option Shares”) at an exercise price per share (“Exercise Price”) equal to $10.13. The Stock Option is a not an “incentive stock option” within the meaning of Section 422 of the Code.

     2. Vesting. Subject to the other terms and conditions of the Award Agreement and your continued employment with the Company on the applicable vesting date, your Stock Option shall vest and become exercisable in three equal annual installments of 200,000 Option Shares each on each of the first three anniversaries of the Grant Date. Vesting of your Stock Option may be accelerated in accordance with the Section 5 below.

     3. Compliance with Securities Laws. Notwithstanding anything to the contrary contained herein, your Stock Option may not be exercised unless the shares of Common Stock issuable upon exercise of your Stock Option are then registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Stock Option must also comply with other applicable laws and regulations governing the Stock Option, and the Stock Option may not be exercised if the Company determines that the exercise would not be in material compliance with such laws and regulations.

     4. Option Term. Subject to the other terms and conditions of this Award Agreement, the term of your Stock Option shall commence on the Grant Date and shall expire on the tenth anniversary thereof (the “Expiration Date”).

     5. Termination of Employment; Change in Control.

          (a) In the event that your employment with the Company is terminated by reason of your Involuntary Termination, except as otherwise expressly provided in this Section 5, your Stock Option shall be considered fully vested and shall remain exercisable until the third anniversary of the Date of Termination.

In the event the Date of Termination occurs (A) on or after the third anniversary of the Grant Date, (B) on or after a Change in Control, or (C) within six months prior to a Change in Control and such Involuntary Termination prior to the Change in Control was requested by a party to, or was otherwise in connection with, the Change in Control, your Stock Option shall be fully vested and shall remain exercisable (to the extent not previously exercised) until the third anniversary of the Date of Termination.

In the event that you resign from your employment with the Company without Good Reason and the Date of Termination is prior to the third anniversary of the Grant Date, the vested portion of your Stock Option shall remain exercisable until the end of the 90-day period following the Date of Termination and the unvested portion of your Stock Option shall be forfeited. In the event that your employment with the Company is terminated by reason of your death or Disability and the Date of Termination is prior to the third anniversary of the Grant Date, except as otherwise expressly provided in this Section 5, the vested portion of your Stock Option on the Date of Termination shall remain exercisable until the third anniversary of the Date of Termination, and the unvested portion of your Stock Option shall be forfeited. In the event that your employment with the Company is terminated for any reason other than your termination for Cause and the Date of Termination is on or following the third anniversary of the Grant Date, your Stock Option shall be fully vested and, except as otherwise expressly provided in this Section 5, shall remain exercisable until the third anniversary of the Date of Termination. Upon termination of your employment by the Company for Cause, the vested and unvested portion of your Stock Option shall be forfeited.

          (b) In the event of a Change in Control, your Stock Option shall become fully vested immediately prior thereto; provided, however, that the Compensation Committee of the Board (the “Committee”) may elect in its sole discretion prior to a Change in Control not to vest your Stock Option in connection with such Change in Control if (i) it reasonably determines in good faith that not accelerating the unvested portion of your Stock Option is necessary or advisable to consummate the Change in Control, (ii) immediately following the Change in Control you are the Co-President and Chief Financial Officer (or if you are not the Chief Financial Officer, the Chief Financial Officer reports to you) of the surviving corporation in the Change in Control, which surviving corporation is at least comparable in size to the Company immediately prior to the Change in Control and any related transactions, (iii) such surviving corporation has a publicly traded class of common stock and (iv) either (A) the Company is the surviving corporation in the Change in Control or (B) your Stock Option is assumed or replaced by such surviving corporation; provided further that if the Committee so elects not to vest the unvested portion of your Stock Option in connection with a Change in Control, subject to the other terms and conditions of this Award Agreement and your continued employment with the Company on the applicable vesting date, the portion of your Stock Option that is unvested after the date of the Change in Control shall become fully vested on the six-month anniversary of the Change in Control or, if earlier, in accordance with the other, applicable vesting provisions of this Award Agreement.

          (c) In the event of a transaction described in clause (vii) of the definition of Good Reason in that certain Employment Agreement dated August 23, 2005 by and between the Company and John Standley, filed as Exhibit 10.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on August 25, 2005 (whether or not Yucaipa has a controlling interest within the meaning of such clause), your Stock Option shall become fully vested immediately prior to such transaction.

          (d) Notwithstanding anything in this Award Agreement or the Employment Agreement to the contrary, in the event of any merger or consolidation of the Company or other transaction following which either the Company is not the surviving corporation or the Common Stock ceases to be publicly traded, the Committee shall provide for:

      (i)  the substitution by the surviving corporation or the Company’s parent corporation for your outstanding Stock Option of stock option(s) on the same terms as your Stock Option, and which preserve(s) the economic value to you of your outstanding Stock Option; or

      (ii)  where all of the holders of the then outstanding Common Stock (other than Yucaipa) receive payment in cash or cash equivalents in consideration for such Common Stock, the cancellation of your Stock Option upon payment to you of a per share amount in cash or cash equivalents equal to (A) the highest price paid for a share of Common Stock in such transaction, minus (B) the exercise price of your Stock Option.

     6. Exercise of Stock Option. You may exercise your Stock Option, to the extent vested, in whole or in part during its term by delivering a written notice of exercise (in a form designated by or otherwise reasonably acceptable to the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require. The Stock Option may be exercised for whole shares of Common Stock only. Payment of the exercise price is due in full upon exercise of all or any part of your Stock Option. You may elect to make payment of the exercise price to the Company (i) by cash or check, (ii) by delivery of other shares of Common Stock with a value equal to the exercise price that, in the case of shares acquired previously from the Company, have been owned by you for at least six months on the date of delivery, or (iii) a combination of any of (i) and (ii). At your discretion, subject to reasonable procedures adopted by the Committee, the Stock Option may also be exercised on a cashless basis through a broker, whereby irrevocable instructions are delivered to the broker to sell that number of shares equal in value to the aggregate Exercise Price of the Option Shares with respect to which the Stock Option is then being exercised and pay the proceeds to the Company. As soon as reasonably practicable after receipt of such notice of exercise and full payment of the applicable Exercise Price and any required tax withholding, consistent with the regular settlement policy and procedures of the Company, the Company shall issue or transfer to you the number of Option Shares with respect to which your Stock Option is exercised, less any Option Shares withheld in accordance with Section 9 below.

     7. Transferability. Your Stock Option is not transferable by you otherwise than (i) to or from a Permitted Transferee, (ii) to a designated beneficiary upon death or (iii) by will or the laws of descent and distribution, and is exercisable during your lifetime only by you or a Permitted Transferee (or, in the event of your or a Permitted Transferee’s adjudicated incapacity, your or Permitted Transferee’s personal representative). No other assignment or transfer of all or any part of the Stock Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever and no assignment or transfer of all or any part of the Stock Option to a Permitted Transferee shall be given effect unless such Permitted Transferee acknowledges in a writing satisfactory to the Company that the Stock Option (and any Option Shares acquired pursuant thereto) remains subject to the provisions of this Award Agreement and the Employment Agreement. For purposes of this Award Agreement, “Permitted Transferee” shall mean (i) any member of your immediate family and (ii) any living trust or other entity established by your or any Permitted Transferee for estate planning purposes. By way of clarification, transfers of the Stock Option shall be permitted from any Permitted Transferee to you or between Permitted Transferees.

     8. Not a Service Contract. Your Stock Option is not an employment or service contract, and nothing therein shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or one of its subsidiaries, or of the Company or any of its subsidiaries to continue your employment. In addition, nothing herein shall obligate the Company or any of its subsidiaries, their respective shareholders, Boards of Directors, officers or employees to continue any relationship that you might have as a director, advisor or consultant for the Company or its subsidiaries.

     9. Withholding. You may satisfy any applicable tax withholding obligation relating to the exercise or acquisition of Common Stock under your Stock Option by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares from the shares of Common Stock otherwise deliverable to you as a result of the exercise of your Stock Option (but no more than the minimum required withholding liability and provide that the payment of the taxes by the Company will not result in a breach of any contract to which it is a party); or (c) delivering to the Company owned and unencumbered shares of Common Stock that, in the case of shares acquired previously from the Company, you have owned for at least six months prior to such delivery.

     10. Notices. Any notices in connection herewith shall be given in the manner contemplated under the Employment Agreement.

     11. Employment Agreement. In the event of any conflict between the provisions of this Award Agreement and those of the Employment Agreement, the provisions of this Award Agreement shall control.

     12. Governing Law. The validity, interpretation, construction and performance of this Award Agreement shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed in such state.

     13. Section 409A. Your Stock Option is intended not to provide for a “deferral of compensation” within the meaning of Section 409A, and this Award Agreement shall be interpreted consistent with such intent. If any provision of this Award Agreement causes your Stock Option to be subject to the requirements of Section 409A, or could otherwise cause you to be subject to tax or the interest and penalties under Section 409A, such provision shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A and the Company agrees to modify such provisions in such manner.

          Please indicate your acceptance of the foregoing by signing and dating where indicated below.

Sincerely,

John T. Standley
Chief Executive Officer

Acknowledged and Agreed as of this 22nd day of December, 2005.

_________________________
Frank G. Vitrano

ATTACHMENT B

Pathmark Stores, Inc.
200 Milik Street
Carteret, New Jersey 07008

December 22, 2005

Mr. Frank Vitrano
2 Thatchwood Court
North Brunswick, NJ 08902

Award Agreement

Dear Mr. Vitrano:

          Pursuant to and subject to the terms and conditions set forth in this award agreement (“Award Agreement”), Pathmark Stores, Inc. (the “Company”) hereby grants you effective as of the date hereof (the “Grant Date”) an award of restricted stock (“Award”) under its 2000 Employee Equity Plan (the “Plan”) consisting of the number of restricted shares of Common Stock set forth below. Terms not defined in this Award Agreement, but defined in the Amended and Restated Employment Agreement dated November 20, 2002, as amended by the First Amendment to said Amended and Restated Employment Agreement dated December 22, 2005 between you and the Company (the “Employment Agreement”), shall have the meaning set forth in the Employment Agreement.

     1. Award. Your Award shall consist of 100,000 shares of Common Stock (the “Award Shares”), which shall be subject to the forfeiture and transfer restrictions set forth in this Award Agreement. Except as otherwise expressly provided herein, you shall possess all incidents of ownership of the Award Shares granted hereunder.

     2. Vesting. Subject to the other terms and conditions of the Award Agreement and your continued employment with the Company on the applicable vesting date, your Award Shares shall vest and the restrictions under the Award shall lapse as to (a) 8,700 shares on the three-month anniversary of the Grant Date, and (b) 91,300 shares in eleven equal quarterly installments of 8,300 shares commencing on the six-month anniversary of the Grant Date.

     3. Termination of Employment; Change in Control.

          (a) In the event that your employment with the Company is terminated by reason of your Involuntary Termination, your Award shall be considered fully vested and, to the extent previously unvested, the restrictions shall lapse in full. Upon termination of your employment for any reason other than your Involuntary Termination, the unvested portion of your Award shall be forfeited, except that, in the event of your death or Disability, you shall vest pro rata in the portion of the Award Shares that are scheduled to vest on the last day of the vesting quarter in which your employment ends as a result of your death or Disability.

          (b) In the event of a Change in Control, your Award shall become fully vested immediately prior thereto.

          (c) In the event of a transaction described in clause (vii) of the definition of Good Reason in that certain Employment Agreement dated August 23, 2005 by and between the Company and John Standley, filed as Exhibit 10.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on August 25, 2005 (whether or not Yucaipa has a controlling interest within the meaning of such clause), your Award shall become fully vested immediately prior to such transaction.

     4. Compliance with Securities Laws.

          Notwithstanding anything to the contrary contained herein, the shares of Common Stock issuable upon vesting of your Restricted Stock Unit may not be issued unless such shares are then registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or, if such shares are not then so registered, the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. The issuance of such shares must also comply with other applicable laws and regulations governing the Restricted Stock Unit, and such shares may not be issued if the Company determines that the issuance would not be in material compliance with such laws and regulations.

     5. Transferability. Award Shares are not transferable by you prior to the lapsing of restrictions on the applicable Award Shares otherwise than (i) to or from a Permitted Transferee, (ii) to a designated beneficiary upon death or (iii) by will or the laws of descent and distribution. No other assignment or transfer of all or any part of the Award Shares, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever and no assignment or transfer of all or any part of the Award Shares to a Permitted Transferee shall be given effect unless such Permitted Transferee acknowledges in a writing satisfactory to the Company that the applicable Award Shares remains subject to the provisions of this Award Agreement and the Employment Agreement. For purposes of this Award Agreement, “Permitted Transferee” shall mean (i) any member of your immediate family and (ii) any living trust or other entity established by your or any Permitted Transferee for estate planning purposes. By way of clarification, transfers of the Award Shares shall be permitted from any Permitted Transferee to you or between Permitted Transferees.

     6. Not a Service Contract. Your Award is not an employment or service contract, and nothing therein shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or one of its subsidiaries, or of the Company or any of its subsidiaries to continue your employment. In addition, nothing herein shall obligate you or the Company or any of its subsidiaries, their respective shareholders, Boards of Directors, officers or employees to continue any relationship that you might have as a director, advisor or consultant for the Company or its subsidiaries.

     7. Withholding. You may satisfy any applicable tax withholding obligation relating to the vesting of your Award by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to sell shares subject to your Award, including by withholding a sufficient amount of such shares otherwise receivable by you (but no more than the minimum required withholding liability arising from the vesting of the Award Shares and provided that the payment of the taxes by the Company will not result in a breach of any contract to which it is a party); or (c) delivering to the Company owned and unencumbered shares of Common Stock that, in the case of shares acquired previously from the Company, you have owned for at least six months prior to such delivery.

     8. Notices. Any notices in connection herewith shall be given in the manner contemplated under the Employment Agreement.

     9. Employment Agreement. Your Award is subject to and conditional in all respects on the effectiveness of the Employment Agreement and shall be void ab initio and without force and effect in the event that any condition to such effectiveness is not met. In the event of any conflict between the provisions of this Award Agreement and those of the Employment Agreement, the provisions of this Award Agreement shall control.

     10. Governing Law. The validity, interpretation, construction and performance of this Award Agreement shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed in such state.

     11. Section 409A. Your Award is intended not to provide for a “deferral of compensation” within the meaning of Section 409A, and this Award Agreement shall be interpreted consistent with such intent. If any provision of this Award Agreement causes your Award to be subject to the requirements of Section 409A, or could otherwise cause you to be subject to tax or the interest and penalties under Section 409A, such provision shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A and the Company agrees to modify such provisions in such manner.

          Please indicate your acceptance of the foregoing by signing and dating where indicated below.

Sincerely,

John T. Standley
Chief Executive Officer

Acknowledged and Agreed as of this 22nd day of December, 2005.

________________________
Frank G. Vitrano

ATTACHMENT C

Release

          I, the undersigned Frank G. Vitrano, in consideration of the payments and benefits provided to me under the Employment Agreement dated December 22, 2005, between Pathmark Stores, Inc. (the “Company”) and me (the “Agreement”), including the Severance Amount (as defined in the Agreement)(the “Payments”), and after consultation with counsel, I, for myself and on behalf of each of my heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”), hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates (the “Company Group”) and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) my employment relationship with and service as an employee, officer or director of the Company Group, and the termination of such relationship or service, (ii) the Agreement, or (iii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that this Release shall not apply to (i) the obligations of the Company under the Agreement (including, without limitation, as to Salary, Annual Bonus, reimbursements, Severance Amount, Equity Awards and continuing medical benefits) and (ii) any indemnification rights I may have in accordance with the Company’s governance instruments or the Agreement or under any director and officer liability insurance maintained by the Company. Other than as contemplated above, the Releasors further agree that the payments and benefits described in this Release shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of my employment relationship or my service as an employee, officer and director of the Company Group and the termination thereof.

          In further consideration of the Payments, the Releasors hereby unconditionally release and forever discharge the Company Group, and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date hereof arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, I hereby acknowledge and confirm the following: (i) I was advised by the Company in connection with my termination of employment to consult with an attorney of my choice prior to signing this Release and to have such attorney explain to me the terms of this Release, including, without limitation, the terms relating to my release of claims arising under ADEA and, I have in fact consulted with an attorney; (ii) I was given a period of not fewer than 21 days to consider signing this Release and to consult with an attorney of my choosing with respect thereto; (iii) I am providing this Release only in exchange for consideration in addition to anything of value to which I am already entitled; and (iv) I knowingly and voluntarily am providing this Release.

________________________________

Date: __________________________

#32310